PERFORMANCE: HISTORICAL & SIMULATED DATA 160% 150% 140% 130% 120% 110% 100% 90% 12 Month 0Average As of October 30, 2020 HSBC Vantage+ Performance YTD Return -1.95% 3 Year Return 2.67% 5 Year Return 20.39% 1 Year Volatility 6.00% Annualized Volatility * 6.09% Source:Bloomberg and HSBC. See "Risks relating to the index" and "Important Information". Vantage+ Index includes an 0.85% per annum index maintenance fee, substracted on a daily basis. The graph and table above set forth the hyptheical back-tested performance of the Index from Jannuary 1, 2013 through October 30, 2020. The Index has only been calculated by Solactive AG since November 8, 2019. The hypothetical back-tested performance of the Index set forth in the graph and table above was calculated using the selection criteria and methodology employed to calculate the Index since its inception on November 8, 2019. KEY DRIVERS OF PERFORMANCE » Prioritizing Performing Assets - Minimizing AVERAGE MONTHLY ALLOCATION: HISTORICAL AND SIMULATED cash in the monthly portfolio by attempting to find a 5% volatility portfolio without it, only turning to cash if unable to achieve the target volatility. » Volatility Management System - Once the porfolio is selected, the Index applies leverage to bring exposure to 6% volatility, enabling dynamic reaction to changing market conditions, and allowing for exposure greater than 100%. » Higher Equity Allocation - The Index provides greater maximum allocation to developed and emerging market equities compared to some other target volatility momentum strategies. Aug-20 Sep-20 SPY 0.00% 0.00% 0.00% 7.50% SPLV 0.00% 0.28% 1.71% 1.64% DevelopedIWM 0.00% 0.00% 0.00% 1.01% Max 60%QQQ 12.06% 16.18% 10.69% 11.83% EFA 0.00% 0.64% 3.04% 1.97% Sub total 12.06% 17.10% 15.44% 23.95% TLT 15.87% 23.99% 34.38% 21.65% DevelopedLQD 0.00% 0.00% 8.11% 10.13% Max 90%HYG 0.56% 0.00% 3.41% 2.17% Sub total 16.43% 23.99% 45.90% 33.95% EmerginEEM 0.00% 2.50% 8.86% 1.08% MarketsEMB 0.00% 1.60% 7.46% 1.21% Max 30%Sub total 0.00% 4.10% 16.32% 2.30% RealIYR 0.00% 0.00% 0.00% 1.03% AssetsGLD 9.65% 1.24% 1.88% 6.15% Max 30%Sub total 9.65% 1.24% 1.88% 7.18% InflationTIP 2.50% 3.10% 5.00% 2.18% Cash ifCash 59.36% 50.48% 15.45% 30.46% Bonds Oct-2 Max 5% needed All Vantage+ allocation data prior to November 8, 2019 is hypothetical. See "Use of Simulated Returns".

AVERAGE YEARLY ASSET CLASS ALLOCATION - HISTORICAL & SIMULATED 100% 90% 80% 70% 60% 50% 40% 30% 20% 10% 0% 2010201120122013201420152016201720182019 2020 (Oct YTD) Developed EquitiesDeveloped BondsEmerging MarketsReal AssetsInflationCash AVERAGE YEARLY CASH ALLOCATION - HISTORICAL & SIMULATED MONTHLY PERFORMANCE - HISTORICAL & SIMULATED All Vantage+ performance data prior to November 8, 2019 is hypothetical. See "Use of Simulated Returns" INDEX INFORMATION Calculation Agent/Index Administrator Solactive AG Websitevantageplus.gbm.hsbc.com

Risk relating to the index Solactive AG may adjust the Index in a way that affects its level, and Solactive AG has no obligation to consider your interests. The Index comprises notional assets. The Index may not be successful and may not outperform any alternative strategy that might be employed in respect of the ETFs, or achieve ints target volatility. The Index has a very limited operating history and may perform in unanticipated ways. The Index is subject to market risks. If the market values of the ETFs change, the level of the Index and the market value of any linked structured investment may not change in the same manner. The Index may perform poorly during periods characterized by shor-term volatility. The level of the Index includes the deduction of the ICE LIBOR USD 3 Month interest rate and a fee. An investment linked to the Index carries the risks associated with the Index's momentum investment strategy. The Index may be partially uninvested. Correlation of performances among the ETFs may reduce the performance of the Index. Changes in the value of the ETFs may offset each other. Please see the risk factors section of the relevant offering document for any HSBC-issued investment linked to the Index for a full description of the risks relating to the Index. Important disclaimer information This document is for information purposes only and intended to provide a general overview of the Index and does not provide the terms of any specific issuance of structured investments. The material presented does not constitue and should not be construed as a recommendation to enter into a securities or derivatives transaction. Before investing in a specific structured investment, investors should carefully review the releveant disclosure documents which explain in detail the terms of the issuance as well as the risks, tax treatment and other relevant information. Investing in financial instruments linked to the Index is not equivalent to a direct investment in any part of the Index. This document contains market data from various sources other than us and our affiliates, and, accordingly, we make no representation or warranty as to the market data's accuracy or completeness and we are not obligated to update any market data presented in this document. All information is subject to change without notice. We or our affiliated companies may make a market or deal as principal in the investments mentioned in this document or in options, futures or other derivatives based thereon. HSBC USA Inc. has filed a registration statement (including a prospectus and prospectus supplement) with the Securities and Exchange Commission for any offering to which this free writing prospectus may relate. Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents HSBC USA Inc. has filed with the SEC for more complete information about HSBC USA Inc. and any related offering. You may get these documents for free by visiting EDGAR on the SEC's web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in the related offering will arrange to send you the prospectus and prospectus supplement if you request them by calling toll-free 1-866-8118049. HSBC Bank plc and Solactive AG The Index is the exclusive property of HSBC Bank plc and its affiliates which has contracted with Solactive AG to administer, maintain and calculate the Index. The Index is not endorsed by Solactive AG or its affiliates or its third party licensors. "Calculated by Solactive AG" and its related stylized mark(s) are service marks of Solactive AG and have been licensed for use by HSBC Bank plc and its affiliates. Solactive AG shall have no liability for any errors or omissions in calculating the Index. The Index is proprietary to HSBC Bank plc. No use or publication may be made of the Index, or any of its provisions or values, without the prior written consent of HSBC Bank pplc. Neither HSBC Bank plc nor its duly appointed successor, acting as index owner (the "Index Owner"), nor Solactive AG or its duly appointed successor, acting as index administrator ("Index Administrator") and index calculation agent ("Index Calculation Agent"), are obliged to enter into or promote transactions or investments that are linked to the Index. The Index Owner makes no express or implied representaions or warranties as to (a) the advisability of purchasing or assuming any risk in connection with any transaction or investment linked to the Index, (b) the levels at which the Index stands at any particular time on any particular date, (c) the results to be obtained by any party from the use of the Index or any data included in it for the purposes of issuing any financial instruments or carrying out any financial transaction linked to the Index or (d) any other matter. Calculations may be based on information obtained from various publicly available sources. The Index Administrator and the Index Calculation Agent have relied on these sources and have not independently verified the information extracted from these sources and accept no responsibility or liability in respect thereof. Use of simulated returns The Index was launched on November 8, 2019 and therefore has limited historical performance. As a result, limited actual historical performance information is available for you to consider in making an independent investigation of the Index, which may make it difficult for you to evaluate the historical performance of the Index and make an informed investment decision than would be the case if the Index had a longer trading history. Hypothetical back-tested performance prior to the launch of the Index provided in this document refers to simulated performance data created by applying the Index's calculation methodologies to historical prices of the underlying constituents and the reference rate. In addition, because certain of the Index Constituents (SPLV, HYG, EEM, EMB, GLD, and TIP) were not in existence at the start of the backtested period, adjustments have been made to calculate their performance prior to their inception. Such simulated performance dta has been produced by the retroactive application of a back-tested methodology in hindsight, and may give more preference towards underlying constituents that have performed well in the past. The hypothetical back-tested annualized performance and annulized volatility of the Index have inherent limitations. These performance and volatility results were achieved by means of a retroactive application of a back-tested volatility model designed with the benefit of hindsight. Hopythetical back-tested results are neither an indicator nor a guarantor of future results. The hypothetical back-tested performance of the Index prior to November 8, 2019 cannot fully reflect the actual results that would have occurred had the Index actually been calculated during that period, and should not be relied upon as an indication of the Index's future performance. HSBC operates in various jurisdictions through its affiliates, including, but not limited to, HSBC Securities (USA) Inc., member of NYSE, FINRA and SIPC. Ⓒ 2020 HSBC USA Inc. All rights reserved. All resources: Solactive, HSBC, Bloomberg, from January 1, 2003 to October 30, 2020 ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-223208 NNoovveemmbbeerr04,, 2200200